SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): March 2, 2007
FORRESTER RESEARCH, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-21433	04-2797789
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification Number)
400 Technology Square
Cambridge, Massachusetts 02139
(Address, of principal executive offices, including zip code)
(617) 613-6000
(Registrant’s Telephone number including area code)
N/A

(Former Name or Former Address, if Changes since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a). Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
As previously announced, the Audit Committee of the Board of Directors of Forrester Research, Inc. (the “Company”) is conducting an investigation into the Company’s stock option granting practices, principally during the period between 1997 and 2006. The Company is being assisted in the investigation by the law firms of Ropes & Gray LLP and Skadden, Arps, Slate, Meagher & Flom LLP and the consulting firm of Huron Consulting Group.
Although the investigation is not yet complete, the Audit Committee has identified option grants, principally granted between 1998 and 2004, that had exercise prices lower than the fair value of the common stock on the appropriate accounting measurement dates that were not appropriately accounted for. In light of these preliminary findings, management has concluded, and the Audit Committee of the Company’s Board of Directors agreed, that the Company will need to restate its historical financial statements to record additional non-cash charges for compensation expense relating to past stock option grants and related tax impacts. The Company has not yet completed its assessment of materiality for each prior period, nor has it determined the full amount of any such charges, the resulting tax and accounting impact, or which periods may require restatement.
Accordingly, on March 2, 2007, management of the Company concluded, and the Audit Committee of the Company’s Board of Directors agreed, that the Company’s financial statements, all selected financial data and earnings and press releases and similar communications issued by the Company relating to the years 1998 through 2006, including any interim periods, should no longer be relied upon. The Company does not expect to be able to file on a timely basis its Annual Report on Form 10-K, which is due on March 16, 2007.
Management has not yet assessed whether any control deficiencies identified in the internal review for prior periods will require modifications to current controls and procedures.
The Company’s management and the Audit Committee have discussed these matters with BDO Seidman, LLP, the Company’s independent registered public accounting firm.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORRESTER RESEARCH, INC.
By	/s/ GAIL S. MANN
	Name:	Gail S. Mann
	Title:	Chief Legal Officer

Date: March 5, 2007